Exhibit 8.2

May 20, 2021

To:

Molecular Data Inc.

5/F, Building 12, 1001 North Qinzhou Road
Xuhui District, Shanghai 201109

People’s Republic of China

Dear Sir/Madam:

1.	We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

2.	We act as PRC counsel for Molecular Data Inc. (the “Company”) in connection with the Registration Statement of the Company on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have been requested to give this Opinion on the matters set forth herein.

3.	The following terms as used in this Opinion are defined as follows:

“Governmental Agency”	means any competent government authority, court, arbitration commission, or regulatory body of the PRC. “Governmental Agencies” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations and rules currently in force and publicly available in the PRC as of the date hereof.

4.	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

5.	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, calculation of damages, entitlement to attorney’s fees and other costs, or waiver of immunity from jurisdiction of any court or from legal process; (d) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally; and (e) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

6.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

7.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and PRC government officials.

8.	Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest.

(2)	The statements in the Registration Statement under the caption “Enforceability of Civil Liabilities”, to the extent such statements relate to matters of the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(3)	The statements of law and legal conclusions in the Registration Statement under the caption “Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, constitute our opinion on such matters.

9.	This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent and each section should be considered as a whole and no part should be extracted and referred to independently.

10.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Global Law Office

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